Exhibit 99.1

NEWS RELEASE

For Immediate Release

April 29,2005

INTEREP REPORTS IMPROVED FIRST QUARTER 2005 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio and the Internet, today announced its first quarter 2005 financial results.

Commission revenue increased $0.6 million, or 3.3%, to $17.5 million for the quarter ended March 31, 2005, from $16.9 million for the same period last year. The majority of this increase can be attributed to the recent improvement in national spot advertising generally.

Ralph Guild, Interep’s Chairman and CEO, said, “Interep’s commission revenue improved in the first quarter due to what appears to be an overall strengthening in the national radio market. This strength is continuing into the second quarter with a broad range of categories showing growth, including continued improvement in the Automotive and Retail sectors.”

He continued, “Prudent fiscal management, coupled with increased demand for radio advertising, should make for significantly improved operating results in 2005.”

Net loss applicable to common shareholders for the first quarter 2005 decreased to $5.7 million from $9.2 million for the first quarter last year. Loss per share applicable to common shareholders for the first quarter 2005 decreased to $0.51 from $0.90 in the comparable quarter last year.

Selling, general and administrative (“SG&A”) expenses decreased to $16.7 million for the first quarter 2005, from $18.1 million for the same period last year. Past severance programs that have produced significant reductions in compensation costs, the termination of certain special sales promotions and the non-recurrence of certain 2004 litigation expense, all contributed to this $1.4 million decrease.

Operating income before depreciation and amortization improved $1.9 million to $0.9 million for the first quarter 2005 as compared to a $1.0 million loss for the same period last year. The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” Operating income before depreciation and amortization is a non-GAAP financial measure that Interep believes is useful in evaluating its performance.

“We are excited about our prospects for 2005. Last year, we implemented several cost-cutting initiatives in non-sales related areas, which are now being positively reflected in our 2005 numbers and are anticipated to reduce operating costs by approximately $6 million in 2005 compared to 2004. First quarter revenue exceeded the comparable period in 2004, and we outperformed our budget goals,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

He added: “Pacings for the second quarter continue to be strong, and at this point we expect mid-single digit revenue growth for the quarter. Interep also continues to have adequate liquidity for its current needs with $4.4 million of cash and $8.0 million of availability under the revolving credit facility as of March 31, 2005.”

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. The Event Shop is Interep’s event marketing group. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:
Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Victor Lirio	(212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Mar 31
	2005	2004
Revenue:
Commission revenue	$17,447	$16,889
Contract termination	226	236

Total revenue	17,673	17,125
Selling expenses	13,922	14,646
General and administrative expenses	2,812	3,447

Operating income (loss) before depreciation and amortization	939	(968)
Depreciation and amortization	(3,977)	(5,300)

Operating loss	(3,038)	(6,268)
Interest expense, net	(2,565)	(2,658)
Other income (expense) / tax provision	(27)	(164)

Net loss	(5,630)	(9,090)
Preferred stock dividend	119	114

Net loss applicable to common shareholders	$(5,749)	$(9,204)

LPS - Fully diluted	$(0.51)	$(0.90)

Operating income (loss) before depreciation and amortization and contract termination revenue	$713	$(1,204)

Reconciliations of Operating Income (Loss) before Depreciation and

Amortization and Operating Income (Loss) before Depreciation and

Amortization and Contract Termination Revenue

(dollars in thousands)

	Three Months Ended Mar 31
	2005	2004
Net loss applicable to common shareholders	$(5,749)	$(9,204)
Add back:
Depreciation and amortization	3,977	5,300
Preferred stock dividend	119	114
Tax provision	104	164
Other income	(77)	—
Interest expense, net	2,565	2,658

Operating income (loss) before depreciation and amortization	$939	$(968)
Deduct: Contract termination revenue	(226)	(236)

Operating income (loss) before depreciation and amortization and contract termination revenue	$713	$(1,204)